     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1999
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                          MINDSPRING ENTERPRISES, INC.
             (Exact name of Registrant as specified in its charter)

                    DELAWARE                                            58-2113290
             (State of Organization)                      (I.R.S. Employer Identification Number)

                      ------------------------------------

    1430 WEST PEACHTREE STREET, SUITE 400 ATLANTA, GA 30309  (404) 815-0770
         (Address and telephone number of principal executive offices)
                      ------------------------------------

                               CHARLES M. BREWER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          MINDSPRING ENTERPRISES, INC.
                     1430 WEST PEACHTREE STREET, SUITE 400
                               ATLANTA, GA 30309
                                 (404) 815-0770
           (Name, address and telephone number of agent for service)
                      ------------------------------------

                                   COPIES TO:
                             NANCY J. KELLNER, ESQ.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C. 20004-1109
                                 (202) 637-5600
                      ------------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                          PROPOSED               PROPOSED
           TITLE OF EACH CLASS OF                 AMOUNT TO BE         MAXIMUM PRICE        MAXIMUM AGGREGATE       AMOUNT OF
       SECURITIES TO BE REGISTERED (1)           REGISTERED (2)         PER SECURITY      OFFERING PRICE (2)(3)  REGISTRATION FEE
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
Debt Securities..............................          (4)                  (4)                    (4)
Preferred Stock, par value $0.01 per share...          (4)                  (4)                    (4)
Depositary Shares, representing Preferred
 Stock.......................................          (4)                  (4)                    (4)
Common Stock, par value $0.01 per share......          (4)                  (4)                    (4)
Warrants (5).................................          (4)                  (4)                    (4)
Stock Purchase Contracts and Stock Purchase
 Units (6)...................................          (4)                  (4)                    (4)
Subscription Rights (7)......................          (4)                  (4)                    (4)
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 Total.......................................   $800,000,000 (7)            (4)              $800,000,000 (8)      $222,400 (9)
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

(1) The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as debt securities issuable upon the exercise of debt warrants so offered or sold, shares of preferred stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, and shares of common stock issuable upon the exchange or conversion of debt securities or shares of preferred stock so offered or sold that are exchangeable for or convertible into shares of common stock or upon the exercise of common stock warrants or rights so offered, sold or distributed. This registration statement also covers debt securities, shares of preferred stock, depositary shares, shares of common stock, warrants and rights that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the debt securities, shares of preferred stock, depositary shares, shares of common stock, warrants and/or rights.
(2) In U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale. Debt securities may be issued with original issue discount such that the aggregate initial public offering price will not exceed $800,000,000, together with the other securities issued hereunder.
(3) Estimated solely for purposes of calculating the registration fee under Rule 457.
(4) Omitted pursuant to General Instruction II.D of Form S-3 under the
Securities Act of 1933, as amended.
(5) The warrants covered by this registration statement may be debt warrants, preferred stock warrants, depositary share warrants or common stock warrants.
(6) Stock purchase contracts and stock purchase units with respect to common stock or preferred stock.
(7) Subscription rights evidencing the right to purchase debt securities, common stock, preferred stock, depositary shares or warrants.
(8) The aggregate maximum offering price of all securities issued under this registration statement will not exceed $800,000,000. No separate consideration will be received for shares of preferred stock or common stock that are issued upon conversion or exchange of debt securities, shares of preferred stock or depositary shares registered hereunder or for shares of preferred stock distributed upon termination of a deposit arrangement for depositary shares.
(9) Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
                      ------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 10, 1999

PROSPECTUS

                          MINDSPRING ENTERPRISES, INC.

                                  $800,000,000

       DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
      WARRANTS, SUBSCRIPTION RIGHTS, STOCK PURCHASE CONTRACTS TO PURCHASE
            COMMON STOCK OR PREFERRED STOCK AND STOCK PURCHASE UNITS

     By this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

     -  shares of our common stock,

     -  shares of our preferred stock,

     -  shares of our preferred stock represented by depositary shares,

     -  our debt securities,

     - warrants exercisable for our debt securities, common stock, preferred stock or depositary shares,

     - subscription rights evidencing the right to purchase any of the above securities, and

     - stock purchase contracts to purchase common stock or preferred stock and stock purchase units.

     The aggregate initial offering price of these "offered securities" that we may issue will not exceed $800,000,000. If we issue debt securities at a discount from their original principal stated amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

     Our common stock is listed for trading on The Nasdaq Stock Market's National Market under the symbol "MSPG." On March 9, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $91.625.

     We may offer the offered securities in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus.

     You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

     INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SECURITIES OFFERED BY THIS PROSPECTUS.
                      ------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these offered securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.
                      ------------------------------------

                The date of this prospectus is           , 1999.

                           [INSIDE FRONT COVER PAGE]

                               TABLE OF CONTENTS

PROSPECTUS                                                    PAGE
----------                                                    ----
Risk Factors................................................    3
Cautionary Note Regarding Forward-Looking Statements........   16
About This Prospectus.......................................   17
Where You Can Find More Information.........................   17
About MindSpring............................................   19
Ratios of Earnings to Fixed Charges.........................   20
Use of Proceeds.............................................   20
ERISA Matters...............................................   20
Description of Debt Securities..............................   21
Description of Common Stock.................................   33
Description of Preferred Stock..............................   35
Description of Depositary Shares............................   38
Description of Warrants.....................................   42
Description of Stock Purchase Contracts to Purchase Common
  Stock or Preferred Stock and Stock Purchase Units.........   43
Description of Subscription Rights..........................   44
Plan of Distribution........................................   45
Legal Matters...............................................   46
Experts.....................................................   47

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, you should carefully consider the following risk factors relating to MindSpring before purchasing MindSpring securities.

WE HAVE A LIMITED OPERATING HISTORY DURING WHICH WE HAVE INCURRED SIGNIFICANT ANNUAL OPERATING LOSSES.

     We started our business on February 24, 1994 and began offering Internet access in June 1994. Our limited historical operating data and rapid growth may make it more difficult for you to evaluate our performance. Before 1998, we had incurred annual operating losses in each year since we started our business. Our annual net losses since 1995 and our accumulated deficit as of December 31, 1998 are as follows:

                                                                ANNUAL        ACCUMULATED DEFICIT
                                                               NET LOSS     AS OF DECEMBER 31, 1998
                                                              ----------    -----------------------
    1995..................................................    $1,959,000
    1996..................................................    $7,612,000
    1997..................................................    $4,083,000
    1998..................................................           N/A          $3,185,000

     Our ability to maintain profitability and positive cash flow depends upon a number of factors, including our ability to increase revenue while maintaining or reducing per subscriber costs. We may not succeed in increasing revenue while maintaining or reducing per subscriber costs or achieving or sustaining positive cash flow in the future, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations, including our ability to repay any of our debt securities.

THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITIONS OF SUBSCRIBER ACCOUNTS, INCLUDING THE SPRY AND NETCOM ACQUISITIONS.

     As part of our business strategy, we have acquired subscriber accounts and related assets from other companies. In October 1998, we acquired approximately 130,000 subscribers and related assets of Spry, Inc. from America Online, Inc. In February 1999, we completed the acquisition of approximately 400,000 subscribers from NETCOM On-Line Communication Services, Inc., now known as ICG PST, Inc., a wholly owned subsidiary of ICG Communications, Inc. We will continue to evaluate strategic acquisitions of businesses and subscriber accounts principally relating to our current operations. These transactions commonly involve risks. These risks include, among others, that:

     - we may experience difficulty in assimilating the acquired operations and personnel;

     -  the acquisition may disrupt our ongoing business;

     - the acquisition may divert management's attention from our ongoing business;

     - we may not be able to successfully incorporate acquired assets, technology and rights into our service offerings;

     - we may not be able to maintain uniform standards, controls, procedures, and policies;

     - we may lack the necessary experience to enter new markets and add new services; and

     - an acquisition may impair our relationships with employees and subscribers as a result of changes in management.

     We may not be successful in overcoming these risks or any other problems encountered in connection with the Spry and NETCOM acquisitions or any future transactions. In addition, a transaction could require us to (1) issue additional equity securities, which would dilute our stockholders, (2) incur additional debt, or (3) amortize acquisition or debt-related expenses for goodwill and other intangible assets. We were required to take each of these actions to complete the NETCOM acquisition. Any of these actions could have a material adverse effect on our business, operating results and financial condition, including our ability to repay any of our debt securities.

WE CANNOT ASSURE YOU THAT WE WILL EFFECTIVELY MANAGE OUR GROWTH.

     We may not be successful in effectively managing our growth. Our rapid growth has in the past placed, and may in the future place, a significant strain on our business and financial resources. The rapid expansion of our subscriber base, including through the Spry and NETCOM acquisitions, has placed increasing demands on our customer service and technical support resources. Failure to manage our recent and anticipated growth could have a material adverse effect on our business, results of operations and financial condition, including our ability to repay any of our debt securities.

     For us to effectively (1) manage our rapidly growing operations, (2) successfully integrate newly acquired assets, including those acquired in the Spry and NETCOM acquisitions, and (3) continue to implement a nationwide strategy and network, we must:

     - continue to implement and improve our operational, financial, and management information systems;

     - closely monitor service quality, particularly through third-party points-of-presence, or "POPs";

     -  integrate leased physical sites;

     - acquire and install necessary equipment and telecommunications facilities;

     - implement marketing efforts in new and existing markets, which may involve expanding our marketing strategy to include telemarketing and other methods;

     - add new services such as dedicated Internet access services and provide related customer and technical support;

     - employ qualified personnel to provide technical and marketing support for new sites;

     - identify, attract, train, integrate, and retain other qualified personnel, including new management personnel;

     -  develop additional expertise; and

     -  continue to expand our operational and financial resources.

WE HAVE SIGNIFICANT DEBT AND WE MAY BE UNABLE TO SERVICE THAT DEBT.

     On February 17, 1999, we entered into a credit agreement with First Union National Bank and other lenders establishing a $100 million secured revolving credit facility. Also on February 17, 1999, we borrowed approximately $80 million under the credit facility to finance the NETCOM acquisition. At December 31, 1998, giving effect to the Spry acquisition, the NETCOM acquisition and the borrowings under the credit facility as if they had occurred on January 1, 1998:

     -  we would have had $85.1 million of indebtedness;

     -  stockholders' equity would have been $237.1 million; and

     - our earnings would have been insufficient to cover our fixed charges for the year ended December 31, 1998 by $96.2 million.

     We cannot assure you that we will be able to improve our earnings before fixed charges or that we will be able to meet our debt service obligations under our credit facility. We will be in default under the terms of our credit facility if (1) we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or (2) we otherwise fail to comply with the various covenants in our debt obligations. A default would permit the holders of the indebtedness to accelerate its maturity. This, in turn, would have a material adverse effect on our business, financial condition and results of operations. In addition, we are required under the terms of the credit facility to obtain, within 90 days after February 17, 1999, landlord consents under some of our operating leases. If we do not obtain these consents by the required date, the lenders' commitment under the credit facility could be reduced to $20 million, which could have a material adverse effect on our business, financial condition and results of operations, including our ability to repay any of our debt securities.

     Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

     - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

     - limiting our flexibility in planning for, or reacting to, changes in our business;

     - placing us at a competitive disadvantage to those of our competitors having lower levels of debt;

     - making us more vulnerable to a downturn in our business or the economy generally; and

     - requiring us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, instead of contributing those funds to other purposes, such as working capital and capital expenditures.

     To be able to meet our obligations under our credit facility, we must successfully implement our business strategy, which includes:

     -  expanding our network;

     - attracting or acquiring and retaining a significant number of subscribers; and

     -  achieving significant and sustained growth in our cash flow.

     We cannot assure you that we will successfully implement our business strategy or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will in turn depend upon prevailing economic conditions and financial, business and other factors.

     If the implementation of our business strategy is delayed or unsuccessful, or if we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing. If we are unable to obtain necessary financing on terms that are acceptable to us, we could be forced to dispose of assets to make up for any shortfall in the payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consist of intangible assets, the value of which will depend upon a variety of factors, including the success of our business. As a result, we cannot assure you that our assets could be sold quickly enough, or for amounts sufficient, to meet our obligations.

VARIOUS FACTORS OUTSIDE OF OUR CONTROL MAY AFFECT OUR OPERATING RESULTS AND CAUSE POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS.

     Our future success depends on a number of factors, many of which are beyond our control. In particular, our revenue depends on our ability to attract and keep subscribers. We normally offer our new subscribers a 30-day money-back satisfaction guarantee. In addition, our subscribers, including the recently acquired Spry and NETCOM subscribers, may discontinue their service at the end of any month for any reason. We incur some expenses based on our expectations of future revenue. If revenue is less than we expect, we may not be able to reduce expenses proportionately. If we do not do so, our operating results, cash flows, and liquidity will likely be adversely affected.

     Our operating results, cash flows and liquidity may also fluctuate significantly in the future due to other factors beyond our control which include:

     -  how quickly we are able to acquire new subscribers;

     -  how expensive it will be to acquire new subscribers;

     -  the impact of increased depreciation and amortization from acquisitions;

     - how much money we have to spend to improve our business and expand our operations;

     - how quickly we are able to develop new products and services that our subscribers require;

     -  how our prices compare to those of our competitors;

     -  whether customers accept our new and enhanced products and services;

     -  how much our operating expenses increase;

     -  the nature of changes in our strategy;

     -  whether we lose key employees;

     - whether we experience business disruptions resulting from third parties encountering "Year 2000" computer problems;

     - whether and how quickly alternative technologies introduced by our competitors gain market acceptance;

     - whether our arrangements with third-party network providers under various services agreements prove to be viable;

     -  changes in laws and regulations which affect our business;

     -  the extent to which we experience increased competition in our markets;
        and

     -  other general economic factors.

     Due to all of the foregoing factors, it is likely that in some future periods, our operating results and/or our growth rate will be below what public market analysts and investors expect. If that happens, the market price of our common stock could decline materially.

     Technology and industry standards relating to our business are constantly evolving and our success depends on our ability to keep pace with these developments.

     The market for Internet access and Web hosting is characterized by rapidly changing technology, evolving industry standards, changes in subscriber needs, and frequent new service and product introductions. Our future success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, and to enhance our existing services and develop new services to meet changing subscriber needs on a timely and cost-effective basis. We may not be successful in achieving these goals.

     We believe that our ability to compete successfully will also depend upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established or, if they are established, we may not be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. In addition, others may develop services or technologies that will render our services or technology noncompetitive or obsolete.

     We are also at risk to fundamental changes in the way customers access the Internet. Currently, customers access Internet services primarily through computers connected by telephone lines. Several companies, however, have developed cable television modems that transmit data at substantially faster speeds than the modems that we and most of our subscribers currently use. As the Internet becomes accessible through these cable television modems and by screen-based telephones, wireless products, televisions, and other consumer electronic devices, or as subscriber requirements change the way Internet access is provided, we must develop new technology or modify our existing technology to accommodate these developments.

     We will have to continue to modify and expand the means by which we deliver our services. As discussed below, our ability to offer cable wire access to our subscribers may depend on our ability to negotiate agreements with cable companies and, therefore, may be very limited. Our pursuit of technological advances, such as a new technology called Digital Subscriber Lines, or "DSL," that uses telephone lines for high-speed data transfers, may require substantial time and expense. We may not succeed in adapting our Internet access business to alternate access devices and conduits.

WE MAY NEED ADDITIONAL CAPITAL TO FINANCE OUR GROWTH AND CAPITAL REQUIREMENTS.

     We must continue to enhance and develop our network to maintain our competitive position and continue to meet the increasing demands for service quality, availability, and competitive pricing. Despite the availability of additional network capacity from third-party network providers, we intend to maintain the flexibility to expand or open MindSpring POPs or make other capital investments as dictated by subscriber demand or strategic considerations. To open new MindSpring POPs, we must spend significant amounts of money for new equipment as well as for leased telecommunications facilities and advertising. In addition, to further expand our subscriber base nationwide, we will probably have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We may also need to spend significant amounts of cash to:

     -  fund growth, operating losses and increases in expenses;

     - take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or

     - otherwise respond to unanticipated developments or competitive pressures.

     If we do not have enough cash on hand, cash generated from our operations, or cash available under our credit facility to meet these cash requirements, we will need to seek alternative sources of financing to carry out our growth and operating plans. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding and attempt to attain profitability in our existing operations.

OUR BUSINESS DEPENDS ON OUR NETWORK INFRASTRUCTURE, INCLUDING OUR ABILITY TO OBTAIN SUFFICIENT NETWORK CAPACITY.

     The future success of our business will depend on the capacity, reliability, and security of our network infrastructure, including the third-party POPs. We will need to use substantial financial, operational, and management resources to expand and adapt our network infrastructure to meet the needs of an increasing number of subscribers and to accommodate the expanding amount and type of information they wish to transfer. We may not be able to expand or adapt our network infrastructure to meet additional demand or changing subscriber requirements on a timely basis and at a commercially reasonable cost, or at all.

     In the past we have experienced shortages in bandwidth capacity, both at the level of particular POPs, which affects only subscribers attempting to use the particular POP, and in connection with system-wide services, such as e-mail and news group services. If we do not maintain sufficient bandwidth capacity in our network connections, subscribers will perceive a general slowdown of all services on the Internet. We will sometimes temporarily delay adding new subscribers in cities experiencing significant capacity constraints until the capacity constraints can be alleviated. This is done to protect the service levels for current subscribers. Similar problems can occur if we are unable to expand the capacity of our information servers for e-mail, news, and the World Wide Web fast enough to keep up with demand from our rapidly expanding subscriber base. If the capacity of our servers is exceeded, subscribers will experience delays when trying to use a particular service. While our objective is to maintain excess capacity, our failure to expand or enhance our network infrastructure on a timely basis or to adapt it to an expanding subscriber base, changing subscriber requirements, or evolving industry standards could materially adversely affect our business, financial condition, and results of operations, including our ability to repay any of our debt securities.

WE ARE DEPENDENT ON THIRD-PARTY NETWORK PROVIDERS.

     In a significant number of markets, we provide Internet access exclusively through third-party POPs. Our ability to provide Internet access to our subscribers will be limited if (1) third-parties are unable or unwilling to provide POP access to our subscribers, (2) we are unable to secure alternative POP arrangements upon partial or complete termination of third-party network provider agreements or (3) there is a loss of access to third-party POPs for other reasons. These events could also limit our ability to further expand nationally, which could, in turn, have a material adverse effect on our business. If we lose access to third-party POPs under our current arrangements, we may not be able to make alternative arrangements on terms acceptable to us, or at all. We do not currently have any plans or commitments with respect to alternative POP arrangements, although there are some geographic overlaps among our current arrangements. Moreover, while our contracts with the third-party providers require them to provide commercially reliable service to MindSpring's subscribers with a significant assurance of accessibility to the Internet, the performance of third-party providers may not meet our requirements, which could materially adversely affect our business, financial condition and results of operations, including our ability to repay any of our debt securities.

     In connection with the NETCOM acquisition, we entered into a network services agreement with NETCOM, which has changed its name to ICG PST, Inc. We expect to provide service to the majority of subscribers we acquired from NETCOM under this agreement which at least for the first year of the agreement, will be at favorable rates. However, ICG PST is just beginning to offer network services as a third-party provider for companies like MindSpring. We cannot be sure that this network agreement will be adequate to provide the level of service we require for our subscribers, and there may be operating inefficiencies, network reliability issues or technical support difficulties that are outside of our control.

OUR OPERATIONS AND SERVICES ARE VULNERABLE TO NATURAL DISASTERS.

     Our operations and services depend on the extent to which our computer equipment and the computer equipment of our third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access services, is located at a single facility in Atlanta, Georgia. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problems at our headquarters, network hub, or a MindSpring or third-party network provider POP could cause interruptions in the services that we provide. If disruptions occur, we may have no means of replacing these network elements on a timely basis or at all. We do not currently maintain fully redundant or back-up Internet services or backbone facilities or other fully redundant computing and telecommunications facilities. Any accident, incident, system failure, or discontinuance of operations involving our network or a third-party network that causes interruptions in our operations could have a material adverse effect on our ability to provide Internet services to our subscribers and, in turn, on our business, financial condition, and results of operations, including our ability to repay any of our debt securities.

WE ARE DEPENDENT ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS.

     We rely on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long-distance lines. We may experience disruptions or capacity constraints in these telecommunications services. If disruptions or capacity constraints occur, we may have no means of replacing these services, on a timely basis or at all. In addition, local phone service is sometimes available only from the local monopoly telephone company in each of the markets we serve. We believe that the federal Telecommunications Act of 1996 generally will lead to increased competition in the provision of local telephone service, but we cannot predict when or to what extent this will occur or the effect of increased competition on pricing or supply.

     We depend on a few third-party suppliers of hardware components. Currently, we acquire some components we use to provide our networking services from only one source, including modems and terminal servers manufactured by 3Com Corporation and high-performance routers manufactured by Cisco Systems,

Inc. The expansion of our network infrastructure and the expansion of Internet services in general is placing, and will continue to place, a significant demand on our suppliers, some of which have limited resources and production capacity. From time to time, we have experienced delayed delivery from suppliers of new telephone lines, modems, terminal servers, and other equipment. If delays of this nature are severe, all incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to MindSpring. If our suppliers cannot adjust to meet increasing demand, the higher demand levels may prevent them from continuing to supply components and products in the quantities, at the quality levels and at the times we require, or at all. If we are unable to develop alternative sources of supply, if required, we could experience delays and increased costs in expanding our network infrastructure.

     Our suppliers and telecommunications carriers also sell or lease products and services to our competitors and may be, or in the future may become, competitors themselves. Our suppliers and telecommunications carriers may enter into exclusive arrangements with our competitors or stop selling or leasing their products or services to us at commercially reasonable prices, or at all.

OUR NETWORK IS VULNERABLE TO SECURITY BREACHES AND INAPPROPRIATE USE BY INTERNET USERS WHICH COULD DISRUPT OUR SERVICE.

     The future success of our business will depend on the security of our network and, in part, on the security of the network infrastructures of our third-party providers, over which we have no control. Despite the implementation of security measures, our infrastructure and the infrastructures of our network providers are vulnerable to computer viruses or similar disruptive problems caused by our or their subscribers or other Internet users. Computer viruses or problems caused by third parties, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation in service to our subscribers. Third parties could also potentially jeopardize the security of confidential information stored in our computer systems or our subscribers' computer systems by their inappropriate use of the Internet, which could cause losses to us or our subscribers or deter persons from subscribing to our services. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although we intend to continue to implement security measures to prevent this, "hackers" have circumvented security measures in the past, and others may be able to circumvent our security measures or the security measures of our third-party network providers in the future.

     To alleviate problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our subscribers, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security. Subscribers or others may assert claims of liability against us as a result of any failure by us to prevent these network malfunctions and security breaches. Until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general and our subscriber base and revenue in particular.

THE INTERNET ACCESS AND WEB HOSTING MARKETS ARE VERY COMPETITIVE.

     The markets for the provision of Internet access and Web hosting services to individuals and small businesses are extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect that competition will continue to intensify. We may not be able to compete successfully against current or future competitors, many of whom may have financial resources greater than ours. Increased competition could cause us to increase our selling and marketing expenses and related subscriber acquisition costs and could also result in increased subscriber attrition. We may not be able to offset the effects of these increased costs through an increase in the number of our subscribers or higher revenue from enhanced services and we may not have the resources to continue to compete successfully. These developments could adversely affect our business, financial condition and results of operations, including our ability to repay any of our debt securities.

     COMPETITIVE FACTORS. We believe that the primary competitive factors determining success in the Internet access and Web hosting markets are a reputation for reliability and service, effective customer support, pricing, easy-to-use software, and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. Our current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing, and other resources. In addition, every local market that we have entered or intend to enter is served by multiple local ISPs.

     OUR COMPETITORS. We currently compete or expect to compete with the following types of companies:

     - established on-line commercial information service providers, such as AOL;

     - national long-distance carriers, such as AT&T Corp. and MCI WorldCom, Inc.;

     -  national commercial ISPs, such as EarthLink Network, Inc.;

     - computer hardware and software and other technology companies, such as IBM Corp. and Microsoft Corporation;

     - numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

     - national and regional Web hosting companies that focus primarily on providing Web hosting services;

     -  cable operators and on-line cable services;

     -  local telephone companies and regional Bell operating companies; and

     -  nonprofit or educational Internet service providers.

     We believe that new competitors, including large computer hardware and software, media, and telecommunications companies, will continue to enter the Internet access and Web hosting markets. As consumer awareness of the Internet grows, existing competitors are likely to further increase their emphasis on their Internet access and Web hosting services, resulting in even greater competition for us. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with these services, reducing the overall cost of their Internet access and Web hosting solutions and significantly increasing pricing pressures on us. The ability of our competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or Web hosting could also put us at a significant competitive disadvantage.

     BROADBAND TECHNOLOGIES. We also face competition from companies that provide broadband connections to consumers' homes, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. These companies may use broadband technologies to include Internet access or Web hosting in their basic bundle of services or may offer Internet access or Web hosting services for a nominal additional charge. Broadband technologies enable consumers to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than existing dial-up modems.

     The companies that own these broadband networks could prevent us from delivering Internet access through the wire and cable connections that they own. Cable television owners are not currently required to allow ISPs to access their broadband facilities and the terms of ISP access to broadband local telephone company networks are not certain. Therefore, our ability to compete with telephone and cable television companies that are able to support broadband transmission, and to provide better Internet services and products may depend on future regulation to guarantee open access to the broadband networks. However, in January 1999, the Federal Communications Commission declined to take any action to mandate or otherwise regulate access by ISPs to broadband facilities at this time. It is unclear at this time whether and to what extent local and state regulatory agencies will take any initiatives to implement this type of regulation, and whether they will be successful in establishing their authority to do so. If the owners of these high-speed, broadband facilities increasingly use them to provide Internet access and we are unable to gain access to these facilities on reasonable terms, our business, financial condition and results of operations, including our ability to repay any of our debt securities, could be materially adversely affected.

     NO INTERNATIONAL OPERATIONS. We do not currently compete internationally. If the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, we may be at a competitive disadvantage relative to our competitors.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT WE INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

     Our success depends in part upon our software and related documentation. We principally rely upon copyright, trade secret, and contract laws to protect our proprietary technology. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     We have permission and, in some cases, licenses from each manufacturer of the software that we bundle in MindSpring's front-end software product for subscribers. Although we do not believe that the software or the trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert claims against us for infringement of their proprietary rights and these claims may be successful. We might also face third party claims as a result of our acquisition of software, trademarks and other proprietary technology from Spry and NETCOM.

     We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations. Parties making these claims could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to license our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, financial condition and results of operations. If a third party asserts a claim relating to proprietary technology or information against us, we may seek licenses to the intellectual property from the third party. We cannot be certain, however, that third parties will extend licenses to us on commercially reasonable terms, or at all. If we fail to obtain the necessary licenses or other rights, it could materially adversely affect our business, financial condition and results of operations, including our ability to repay any of our debt securities.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

     Our success depends upon the continued efforts of our senior management team and our technical, marketing, and sales personnel. These employees may voluntarily terminate their employment with us at any time. Our success also depends on our ability to attract and retain additional highly qualified management, technical, marketing, and sales personnel. The process of hiring employees with the combination of skills and attributes required to carry out our strategy can be extremely competitive and time-consuming. We may not be able to successfully retain or integrate existing personnel or identify and hire additional personnel. If we lose the services of key personnel or are unable to attract additional qualified personnel, our business, financial condition and results of operations could be materially and adversely affected, including our ability to repay any of our debt securities.

ITC HOLDING COMPANY, INC., ONE OF OUR PRINCIPAL STOCKHOLDERS, AND OUR MANAGEMENT CAN EXERCISE SIGNIFICANT INFLUENCE OVER MINDSPRING.

     ITC Holding Company, Inc. indirectly owns approximately 18.5% of our common stock as of January 31, 1998. MindSpring's executive officers and directors own an aggregate of approximately 10.4% of our common stock as of the same date. As a result, if ITC Holding and management act together, they would be able to exercise significant influence over most matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters, such as some types of change-of-control transactions. The common stock of MindSpring owned by ITC Holding is pledged to ITC Holding's lenders in connection with a credit facility. If ITC Holding's subsidiaries default under the credit facility, ITC Holding could lose ownership of all of its stock in MindSpring and someone unknown to us would become a significant stockholder of MindSpring.

SOME OF OUR DIRECTORS HAVE CONFLICTS OF INTEREST INVOLVING ITC HOLDING.

     ITC Holding, as a significant stockholder of MindSpring, and Campbell B. Lanier, III, William H. Scott, III, and O. Gene Gabbard, who are directors of MindSpring and directors, stockholders, and, in the case of Messrs. Lanier and Scott, officers of ITC Holding, are in positions involving the possibility of conflicts of interest with respect to transactions concerning MindSpring. Some decisions concerning our operations or financial structure may present conflicts of interest between us and ITC Holding and/or its affiliates. For example, if we are required to raise additional capital from public or private sources to finance our anticipated growth and contemplated capital expenditures, our interests might conflict with those of ITC Holding and/or its affiliates with respect to the particular type of financing sought. In addition, we may have an interest in pursuing acquisitions, divestitures, financings, or other transactions that, in our judgment, could be beneficial to us, even though the transactions might conflict with the interests of ITC Holding and/or its affiliates. If these conflicts do occur, ITC Holding and its affiliates may exercise their influence in their own best interests.

     We currently engage and expect in the future to engage in transactions with ITC Holding and/or its affiliates. In addition, we provide Internet access to various companies controlled by ITC Holding, although the revenue we derive from these sources is not substantial. We have a policy that requires any material transaction with our officers, directors, or principal stockholders, or their affiliates, to be on terms no less favorable to MindSpring than we reasonably could have obtained in arm's-length transactions with independent third parties. We believe that each current transaction in which we are engaged with an affiliate complies with this policy.

THE ABILITY OF OUR STOCKHOLDERS TO EFFECT CHANGES IN CONTROL OF MINDSPRING IS LIMITED.

     There are provisions in our Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws, and the Delaware General Corporation Law that could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer, or proxy contest involving MindSpring or could discourage a third-party from attempting to acquire control of MindSpring, even if these events would be beneficial to the interests of the stockholders. In particular, our board of directors could delay a change in control of MindSpring. In addition, the Restated Certificate authorizes the board of directors to provide for the issuance of shares of preferred stock of MindSpring, in one or more series, which the board of directors could issue without further stockholder approval and with terms and conditions and rights, privileges, and preferences determined by the board of directors. We have no current plans to issue any shares of preferred stock. We are also governed by Section 203 of the Delaware Corporation Law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless specified conditions are met. These factors could have the effect of delaying, deferring, or preventing a change of control of MindSpring.

WE MAY BECOME REGULATED BY THE FEDERAL COMMUNICATIONS COMMISSION OR OTHER GOVERNMENT AGENCIES.

     We provide Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. As an Internet service provider, we are not currently directly regulated by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996.

     This finding is important because it means that regulations that apply to telephone companies and similar carriers do not apply to us. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries, and some health care providers. The FCC action is also likely to discourage states from regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

     Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether the universal service support obligations discussed above should apply to Internet-based telephone services, or whether Internet-based telephone services should be required to pay carrier access charges on the same basis as traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost, and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Both local and long distance companies, however, contend that these charges should apply to Internet-based telephony. We have no current plans to install gateway equipment and offer telephony, and so we do not believe we would be directly affected by these developments. However, we cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating Internet service providers.

     The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against us relating to information carried on, stored on, or disseminated through our network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business, financial condition and results of operations, including our ability to repay any of our debt securities.

     If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to spend significant amounts of money to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some of our products or services.

     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, access to some types of content by minors, pricing, bulk e-mail or "spam," encryption standards, consumer protection, electronic commerce, taxation, copyright infringement, and other intellectual property issues. We cannot predict the impact, if any, that any future regulatory changes or developments may have on our business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operations, including our ability to repay any of our debt securities.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON MINDSPRING.

     Most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the 21st century from dates in the 20th century. As a result, various problems may arise from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 is approached and reached.

     Our failure, or the failure of third parties on which we rely, to adequately address Year 2000 readiness issues could result in an interruption, or a failure, of some normal business activities or operations. Presently, we believe that the primary risks that we face with regard to the Year 2000 are those arising from third party services or products.

     In particular, MindSpring depends heavily on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of these network services or equipment could cause our customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support. This in turn could materially and adversely affect MindSpring's results of operations, liquidity and financial condition, including our ability to repay any of our debt securities.

     Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, or if a large portion of our customers are unable to access the Internet due to Year-2000 related issues in connection with their own systems, MindSpring's results of operations, liquidity and financial condition could be materially and adversely affected, including our ability to repay any of our debt securities.

     We also face Year 2000 risks related to the acquisitions we make. If we fail to identify and address Year 2000 issues in connection with our acquisitions, our results of operations, liquidity and financial condition could be materially and adversely affected, including our ability to repay any of our debt securities.

     We have established a Year 2000 readiness program to coordinate appropriate activity to be taken to address the Year 2000 issue. As of December 31, 1998, we had incurred approximately $75,000 in connection with the implementation of the program. We expect to incur an additional $250,000 to $300,000 of expenses to implement the remainder of the Year 2000 readiness program. These estimates do not include additional costs which may be incurred in connection with expanding the program to include the systems and products acquired in the Spry and NETCOM transactions. These are our best estimates, and we do not believe that the total costs will have a material affect on our business. However, if the actual costs resulting from implementation of the Year 2000 readiness program significantly exceed our estimates, they may have a material adverse effect on our results of operations, liquidity and financial condition, including our ability to repay any of our debt securities.

OUR CREDIT FACILITY CONTAINS RESTRICTIVE COVENANTS.

     Our credit facility contains restrictions on MindSpring and any of our future subsidiaries that affect, and in some cases prohibit or significantly limit, our ability and the ability of our future subsidiaries, if any, to:

     -  incur additional indebtedness;

     -  create liens;

     -  make investments;

     -  declare and pay cash dividends;

     -  issue some types of convertible and redeemable stock; and

     -  sell assets.

     Our credit facility also requires us to maintain specified financial ratios and satisfy financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control. We can offer no assurance that we will meet those tests. In addition, these restrictive covenants may adversely affect our ability to finance our future operations or capital needs, or to engage in other business activities that may be in our interest. A breach of any of these covenants could result in a default under the credit facility. Upon the occurrence of an event of default under the credit facility, our lenders could elect to declare all amounts outstanding under the credit facility, together with any accrued interest, to be immediately due and payable. If we were unable to repay those amounts, our lenders could proceed against the collateral granted to them to secure that indebtedness. Substantially all of our assets are pledged as collateral under the credit facility. If the credit facility were to be accelerated, we can offer no assurance that our assets would be sufficient to repay in full that indebtedness. An event of default or acceleration of the credit facility could have a material adverse effect on our business, financial condition and results of operations, including our ability to repay any of our debt securities.

OUR STOCK PRICE WILL FLUCTUATE, AND COULD FLUCTUATE SIGNIFICANTLY.

     Since our common stock has been publicly traded, the market price of our common stock has fluctuated over a wide range and may continue to do so in the future. Significant fluctuations in the market price of our common stock may occur in response to various factors and events, including, among other things:

     -  the depth and liquidity of the trading market for our common stock;

     -  quarterly variations in actual or anticipated operating results;

     -  growth rates;

     -  changes in estimates by analysts;

     -  market conditions in the industry, including demand for Internet access;

     -  announcements by competitors;

     -  regulatory actions; and

     -  general economic conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high-technology companies and which may be unrelated to the operating performance of particular companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. The occurrence of any of these events could result in a material decline in the price of our common stock.

WE DO NOT ANTICIPATE THAT WE WILL PAY CASH DIVIDENDS.

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. In addition, our credit facility contains limits on our ability to declare and pay cash dividends.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the information incorporated by reference, may include "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

     Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations include, without limitation, (1) that MindSpring will not retain or grow its subscriber base, (2) that MindSpring will not be able to successfully integrate new subscribers and/or assets obtained through acquisitions, (3) that MindSpring will fail to be competitive with existing and new competitors, (4) that MindSpring will not be able to sustain its current growth, (5) that MindSpring will not adequately respond to technological developments impacting the Internet, and (6) that financing will not be available to MindSpring if and as needed. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in MindSpring's business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus and/or any prospectus supplement under the caption "Risk Factors."

     As used in this prospectus and in the accompanying prospectus supplement, "MindSpring" means MindSpring Enterprises, Inc., a Delaware corporation.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process under the Securities Act of 1933. Under the shelf process, we may, from time to time, sell any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $800,000,000.

     This prospectus and the accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

     This prospectus provides you with a general description of the offered securities. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

     450 Fifth Street, N.W           7 World Trade Center           500 West Madison Street
           Room 1024                      Suite 1300                      Suite 1400
    Washington, D.C. 20549         New York, New York 10048         Chicago, Illinois 60661

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Our common stock is quoted on the Nasdaq National Market under the symbol "MSPG," and our SEC filings can also be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

Our SEC filings are also available to the public on the SEC's Web Site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     - Our Annual Report on Form 10-K for our fiscal year ended December 31, 1997, filed with the SEC on March 30, 1998, which we amended by filing an amendment on Form 10-K/A with the SEC on April 30, 1998.

     -  Our Quarterly Reports on Form 10-Q for the:

       -- quarter ended March 31, 1998, filed with the SEC on May 1, 1998;

       -- quarter ended June 30, 1998, filed with the SEC on August 13, 1998, which we amended by filing an amendment on Form 10-Q/A with the SEC on December 7, 1998; and

       -- quarter ended September 30, 1998, filed with the SEC on November 16,
          1998.

     -  Our Current Reports on Form 8-K, filed with the SEC on:

       -- June 25, 1998;

       -- September 15, 1998;

       -- November 13, 1998, which we amended by filing a report on Form 8-K/A with the SEC on December 11, 1998;

       -- December 7, 1998, which we amended by filing a report on Form 8-K/A with the SEC on December 11, 1998;

       -- January 8, 1999; and

       -- February 25, 1999.

     - The description of our common stock included in a registration statement on Form 8-A, filed with the SEC on March 1, 1996, including any amendments or reports filed for the purpose of updating that description.

In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

     You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (404) 815-0770 between the hours of 9:00 a.m. and 4:00 p.m., Atlanta, Georgia local time:

                               INVESTOR RELATIONS
                          MINDSPRING ENTERPRISES, INC.
                     1430 WEST PEACHTREE STREET, SUITE 400
                             ATLANTA, GEORGIA 30309

                                ABOUT MINDSPRING

     MindSpring Enterprises, Inc., which began operations in February 1994, is a leading national Internet service provider, or ISP. We focus on serving individuals and small businesses. Our subscribers use their MindSpring accounts to, among other things, communicate, retrieve information, and publish information on the Internet. Our primary service offerings are dial-up Internet access and Web hosting, both of which we offer in various price and usage plans designed to meet the needs of our subscribers. Web hosting complements our Internet access business and is one of the fastest growing segments of the Internet marketplace. In addition to dial-up Internet access and Web hosting, we offer other value-added services, such as Web page design. We believe that our highly responsive customer service and technical support, which is available 24 hours a day, seven days a week, distinguishes MindSpring from other ISPs.

     Our nationwide network consists of MindSpring-owned points of presence, or POPs, and POPs that are owned by other companies with which we have service agreements. This reliable network enables subscribers in the 48 contiguous U.S. states and the District of Columbia to access the Internet via a local telephone call.

     Our objective is to strengthen MindSpring's position as a leading national provider of high quality Internet access, Web hosting and other value-added services to individuals and small businesses. We believe that to achieve this objective we need to continue to:

     -- provide superior customer service and technical support by maintaining and, as necessary, increasing our staff of qualified service and support personnel;

     -- efficiently expand our national network through a combination of MindSpring-owned POPs and POPs we lease from third-party network service providers;

     -- expand our targeted marketing and distribution activities in markets where there is the opportunity for substantial market penetration;

     -- increase our revenues from value-added services, such as Web hosting and Web page design, by continuing to take advantage of our current sales, marketing and network capabilities; and

     -- engage in selected and strategic acquisitions of businesses and subscriber accounts.

     In October 1998, we acquired approximately 130,000 subscriber accounts and some related assets from Spry, Inc., a wholly owned subsidiary of America Online, Inc. In February 1999, we acquired approximately 400,000 subscriber accounts and some related assets from NETCOM On-Line Communication Services, Inc., a wholly owned subsidiary of ICG Communications, Inc. These acquisitions increased our subscriber base to approximately 1,100,000 subscribers, compared to approximately 12,000 subscribers at the end of 1995, our first full year of operations. We intend to continue to evaluate new acquisition opportunities as they become available.

     Our principal executive offices are located at 1430 West Peachtree Street, Suite 400, Atlanta, Georgia 30309, and our telephone number at that address is
(404) 815-0770.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table shows MindSpring's ratios of earnings to fixed charges on a historical basis for the fiscal years indicated, expect for 1994, MindSpring's initial year of operations, which began on February 24, 1994. The amount shown as "Pro Forma 1998" gives effect to the NETCOM acquisition and the borrowings under the credit facility, which occurred on February 17, 1999, as if each had occurred on January 1, 1998. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest charges and the portion of rent expense under operating leases representing interest, which is estimated to be one-third of rent expense. To date, MindSpring has not issued any preferred stock; therefore, the ratios of earnings to combined fixed charges and preference dividends are the same as the ratios shown below.

                                                        YEAR ENDED DECEMBER 31,            PRO
                                                  ------------------------------------    FORMA
                                                  1994    1995    1996    1997    1998    1998
                                                  ----    ----    ----    ----    ----    -----
Ratio of earnings to fixed charges............      --      --      --      --    9.7x       --
Amount by which earnings insufficient to cover
  fixed charges (in millions).................    $0.1    $2.0    $7.6    $4.1      --    $96.2

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of offered securities will be used to fund expansion of our business, including for:

     -  additional working capital,

     -  capital expenditures,

     - repayment of debt, including amounts we may have borrowed under our secured, revolving credit facility,

     -  funding net losses,

     -  acquisitions, and

     -  general corporate purposes.

When we offer a particular series of offered securities, the prospectus supplement relating to that offering will set forth the intended use of the net proceeds received from that offering. Pending the application of the net proceeds, we expect to invest the proceeds from the sale of offered securities in short-term, interest-bearing instruments or other investment-grade debt securities.

                                 ERISA MATTERS

     MindSpring or any of our affiliates may be considered a "party in interest," within the meaning of the Employee Retirement Income Security Act, or a "disqualified person," within the meaning of Section 4975 of the Internal Revenue Code, with respect to many employee benefit plans that are subject to ERISA. The purchase and/or holding of offered securities by an ERISA plan, including an individual retirement plan, that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Internal Revenue Code and with respect to which MindSpring or any of our affiliates is a service provider, or otherwise is a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or the Internal Revenue Code, unless such offered securities are acquired pursuant to and in accordance with an applicable federal statutory exemption, or administrative exemption issued on a class-wide basis by the United States Department of Labor. Any pension or other employee benefit plan proposing to acquire any offered securities should consult with its counsel.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The debt securities that we may issue will be unsecured, direct, general obligations of MindSpring. We may issue either senior debt securities or subordinated debt securities. Our senior debt securities and our subordinated debt securities will be subordinated to our secured indebtedness, including amounts we have borrowed under any secured, revolving credit facility. Our senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of MindSpring. Our subordinated debt securities will be subordinated in right of payment to the prior payment in full of the "senior debt" of MindSpring, as described below under "-- Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any subordinated debt securities that we may offer.

     Senior debt securities will be issued under a "senior debt indenture" and subordinated debt securities will be issued under a separate "subordinated debt indenture." Provisions relating to the issuance of debt securities may also be set forth in a supplemental indenture to either of the indentures. For purposes of the descriptions under this heading, we may refer to the senior debt indenture and the subordinated debt indenture, and any related supplemental indentures, as "an indenture" or, collectively, as "the indentures." The indentures will be subject to and governed by the Trust Indenture Act of 1939.

     Each indenture will be between MindSpring and a trustee that meets the requirements of the Trust Indenture Act of 1939. We expect that each indenture will provide that there may be more than one trustee under that indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities and, in that event, we may appoint a successor trustee. Except as otherwise provided in the indenture or supplemental indenture, any action permitted to be taken by a trustee may be taken by that trustee only with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

     The descriptions under this heading relating to the debt securities and the indentures are summaries of their anticipated provisions. The summaries are not complete and are qualified in their entirety by reference to the actual indentures and debt securities. A form of the senior debt indenture and a form of the subordinated debt indenture under which we may issue our debt securities have been filed as exhibits to the registration statement of which this prospectus is a part. In the summaries we have included references to section numbers of the forms of indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement, as applicable. You should read the indentures for provisions that may be important to you. The forms of the indentures can be examined at the locations listed above under the heading "Where You Can Find More Information."

     The terms and conditions described under this heading are of terms and conditions that apply generally to the debt securities. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. Those terms may differ from the terms summarized below.

     Except as set forth in the applicable indenture or in one or more supplemental indentures and described in an applicable prospectus supplement, we may issue the debt securities in one or more series and without limitation as to aggregate principal amount. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture, supplemental indenture or prospectus supplement, we may reopen a series and issue additional debt securities under that series without the consent of the holders of the outstanding debt securities of that series.

TERMS OF DEBT SECURITIES TO BE INCLUDED IN THE PROSPECTUS SUPPLEMENT

     The prospectus supplement relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

     (1) the title of the debt securities, whether they are senior debt securities or subordinated debt securities and, if subordinated, the terms of subordination;

     (2) the aggregate principal amount of the debt securities and any limit on that aggregate principal amount;

     (3) the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;

     (4) the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

     (5) the rate or rates, which may be fixed or variable, or the method by which the rate or rates are to be determined, at which the debt securities will bear interest, if any;

     (6) the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates on which any interest will be payable, the regular record dates for interest payment dates, or the method by which record dates may be determined, the persons to whom interest will be payable, and the basis upon which interest is to be calculated if other than that of a 360-day year of twelve 30-day months;

     (7) the place or places where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon MindSpring in respect of the debt securities and the applicable indenture may be served;

     (8) the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of MindSpring, if MindSpring is to have such an option;

     (9) the right or obligation, if any, of MindSpring to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

     (10) if other than U.S. dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions;

     (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies, and the manner in which the amounts are to be determined;

     (12) any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale or covenants set forth in the applicable indenture;

     (13) whether the debt securities will be issued in certificated or book-entry form;

     (14) whether the debt securities will be in registered or bearer form and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;

     (15) if the debt securities will be issuable only in the form of a Global Security as described below under the subheading "-- Global Securities," the depositary or its nominee with respect to the debt securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

     (16) the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;

     (17) whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any such guarantee;

     (18) in the case of subordinated debt securities, whether the securities may be converted into or exchanged for other securities of MindSpring and the terms and conditions of conversion or exchange;

     (19) whether the debt securities will be sold as part of Units consisting of debt securities and other securities;

     (20) if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

     (21) whether and under what circumstances MindSpring will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether MindSpring will have the option to redeem the debt securities instead of paying any additional amounts; and

     (22) any other terms of the debt securities not inconsistent with the provisions of the applicable indenture (Section 301).

     The debt securities may be offered and sold at a substantial discount below their stated principal amount and may be "original issue discount securities." "Original issue discount securities" means that less than the entire principal amount of the securities will be payable upon declaration of acceleration of their maturity. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

     Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate or as part of units consisting of debt securities and other securities may be sold or deemed to be sold at a discount below their stated principal amount. With respect to any debt securities as to which MindSpring has the right to defer interest, the holders of these debt securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

     Except as set forth in the applicable indenture or in one or more supplemental indentures, the applicable indenture will not contain any provisions that would limit the ability of MindSpring to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving MindSpring. The applicable indenture may contain provisions that would afford debt security holders protection in the event of a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of MindSpring that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     As of the date of this prospectus, MindSpring has no subsidiaries. However, in the event that MindSpring establishes one or more subsidiaries in the future, some of the terms and provisions of the indentures would apply to those subsidiaries. For purposes of the descriptions under this heading (1) "Subsidiary" means a corporation or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned or controlled, directly or indirectly, by MindSpring or by one or more other Subsidiaries of MindSpring. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency; and (2) "Significant Subsidiary" means any Subsidiary of MindSpring that is a "significant subsidiary," within the meaning of Regulation S-X promulgated by the SEC under the Securities Act.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     To the extent provided in the subordinated debt indenture and any supplemental indenture, the payment of the principal of, and premium, if any, and interest on any subordinated debt securities, (including amounts payable on any redemption or repurchase,) will be subordinated in right of payment to the prior payment in full in cash of all "senior debt," as defined below (Sections 1501 and 1502 of the subordinated debt indenture). In the event of (1) a distribution to creditors in a liquidation or dissolution, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to MindSpring or (2) an event of default with respect to senior debt which results in suspension of payment on the subordinated debt securities, MindSpring will have to make payment on the senior debt before making payments on any subordinated debt securities. The obligation described in the previous sentence of MindSpring to make payment on the senior debt will not otherwise affect MindSpring's obligation to make payment of the principal, and premium, if any, and interest on the subordinated debt securities. (Section 1508 of the subordinated debt indenture). Upon any distribution to creditors of MindSpring in a liquidation or dissolution, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of senior debt will first be entitled to receive payment in full in cash of all amounts due on the senior debt before any payments may be made on the subordinated debt securities. By reason of this subordination, in the event of a distribution of assets upon insolvency, specific general creditors of MindSpring may recover more, ratably, than holders of subordinated debt securities.

     The supplemental indenture will set forth the terms and conditions under which, if any, MindSpring will not be permitted to pay principal, premium, if any, or interest on the related subordinated debt securities upon the occurrence of an event of default or other circumstances arising under or with respect to "senior debt" which is defined below. (Section 1503 of the subordinated debt indenture). After all senior debt is paid in full and until the subordinated debt securities are paid in full, holders of subordinated debt securities will succeed to the right of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated debt securities have been applied to the payment of senior debt (Section 1507 of the subordinated debt indenture).

     The subordinated debt indenture will define "senior debt" generally as the principal of, and premium, if any, and interest, (including interest accruing after the commencement of any bankruptcy proceeding relating to MindSpring,) on, or substantially similar payments to be made by MindSpring in respect of, the following, whether outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed:

     (1) indebtedness of MindSpring evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, including the senior debt securities that may be offered by means of this prospectus and one or more prospectus supplements,

     (2) indebtedness of MindSpring for money borrowed or represented by purchase-money obligations, as defined below,

     (3) obligations of MindSpring as lessee under leases of property either made as part of a sale and leaseback transaction to which MindSpring is a party or otherwise,

     (4) indebtedness, obligations and liabilities of others in respect of which MindSpring is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which MindSpring has agreed to purchase or otherwise acquire,

     (5) reimbursement and other obligations relating to letters of credit, bankers' acceptances and similar obligations,

     (6) obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements,

     (7) all obligations of MindSpring issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business, and

     (8) renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any of the indebtedness or obligations described in clauses (1) through (7), above, in each case other than:

     (1) any indebtedness, obligation or liability referred to in clauses (1) through (8) above as to which, in the instrument creating or evidencing that indebtedness, obligation or liability, it is expressly provided that such indebtedness, obligation or liability is not senior in right of payment to the subordinated debt securities or ranks equally with the subordinated debt securities;

     (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of MindSpring to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated; and

     (3) the subordinated debt securities (Section 101 of the subordinated debt indenture).

As used above, the term "purchase money obligations" is defined to mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. There will not be any restrictions in an indenture relating to subordinated debt securities upon the creation of additional senior debt.

The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series. The applicable prospectus supplement or the information incorporated therein or herein by reference will describe as of a recent date the approximate amount of our senior debt outstanding as to which the subordinated debt of that series will be subordinated.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of MindSpring's subsidiaries, as any right of MindSpring to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the subordinated debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that MindSpring itself is recognized as a creditor of such subsidiary, in which case the claims of MindSpring would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by MindSpring.

CONVERSION OR EXCHANGE OF SUBORDINATED DEBT SECURITIES

     The applicable prospectus supplement will set forth the terms, if any, on which a series of subordinated debt securities may be converted into or exchanged for other securities of MindSpring. These terms will include whether conversion or exchange is mandatory, or is at MindSpring's option or at the option of the holder. We will also describe in the applicable prospectus supplement how we will calculate the number of securities that holders of subordinated debt securities would receive if they were to convert or exchange their debt securities, the conversion price and other terms related to conversion and any anti-dilution protections.

REDEMPTION OF SECURITIES

     The indentures will provide that the debt securities may be redeemed at any time at the option of MindSpring, in whole or in part, at the prescribed redemption price, except as may otherwise be provided in connection with any debt securities or series of debt securities.

     From and after notice has been given as provided in the indentures, if funds for the redemption of any debt securities called for redemption have been made available on the applicable redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

     Notice of any optional redemption by MindSpring of any debt securities is required to be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days before the date fixed for redemption. The notice of redemption will be required to specify, among other items, the redemption price and the principal amount of the debt securities held by the holder to be redeemed.

     If MindSpring elects to redeem debt securities, it will be required to notify the trustee at least 45 days before the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If fewer than all the debt securities are to be redeemed, the trustee is required to select the debt securities to be redeemed pro rata, by lot or in such manner as it deems fair and appropriate.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 and integral multiples of those $1,000 denominations if in registered form and, if in bearer form, we will issue the debt securities in denominations of $5,000 (Section 302).

     Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplements. At the option of MindSpring, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the register for the applicable debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a debt security ("Defaulted Interest") will immediately cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name the debt security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the trustee, notice of which is to be given to the holder of the debt security not less than ten days before such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture or supplemental indenture (Section 307).

     Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be imposed for any registration of transfer or exchange of any debt securities, but MindSpring may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of any debt securities. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by MindSpring with respect to any series of debt securities, MindSpring may at any time rescind the designation of that transfer agent or approve a change in the location through which any such transfer agent acts, except that MindSpring will be required to maintain a transfer agent in each place of payment for that series. MindSpring may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

     Neither MindSpring nor any trustee will be required to:

     (1) issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

     (2) register the transfer of, or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

     (3) issue, register the transfer of, or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid (Section
          305).

GLOBAL SECURITIES

     We may issue the debt securities of a series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     MindSpring will not be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, unless:

     (1) either (A) MindSpring is the continuing entity, or (B) the successor entity, if other than MindSpring, formed by or resulting from any such consolidation or merger, or which has received the transfer of MindSpring's assets, expressly assumes payment of the principal of, and premium, if any, and interest on all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

     (2) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of MindSpring or any Subsidiary as a result of that transaction as having been incurred by MindSpring or a Subsidiary at the time of the transaction, no event of default under the indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, will have occurred and be continuing; and

     (3) an officer's certificate and legal opinion relating to the conditions described in (1) and (2) above is delivered to each trustee (Sections 801 and 803).

SELECTED COVENANTS

     Existence. Except as described above under "Merger, Consolidation or Sale of Assets," MindSpring will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by certificate of incorporation, by-laws and statute) and franchises, but MindSpring will not be required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of MindSpring's business and that its loss is not disadvantageous in any material respect to the holders of the debt securities (Section 1004).

     Maintenance of Properties. MindSpring will be required to, and will be required to cause each of its Subsidiaries to, keep all of its and its Subsidiaries' properties that are used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. MindSpring will also cause all necessary repairs, renewals, replacements, and improvements of those properties to be made, all as in MindSpring's judgment may be necessary for the conduct of its business. (Section
1005).

     Payment of Taxes and Other Claims. MindSpring will be required to pay or discharge or cause to be paid or discharged, before the same become delinquent:

     (1) all material taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of MindSpring or any Subsidiary; and

     (2) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of MindSpring or any Subsidiary;

but MindSpring will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith in appropriate proceedings (Section
1007).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

     Any additional covenants of MindSpring and/or modifications to the covenants described above with respect to any series of debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable indenture or supplemental indenture and described in the prospectus supplement relating to that series of debt securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Events of Default. Each indenture will provide that the following events are "events of default" with respect to any series of debt securities issued under it, subject to any modifications or deletions provided in any supplemental indenture with respect to any specific series of debt securities:

     (1) failure to pay any installment of interest on any debt security of the series for 30 days;

     (2) failure to pay principal of, or premium, if any, on, any debt security of the series when due;

     (3) default in making any sinking fund payment, if required, for any debt security of the series;

     (4) default in the performance or breach of any other covenant or warranty of MindSpring contained in the applicable indenture, other than a covenant added to the indenture solely for the benefit of any other series of debt securities issued under that indenture, continued for 60 days after written notice as provided in the applicable indenture;

     (5) default in the payment of an aggregate principal amount exceeding $25,000,000 of any indebtedness of MindSpring or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or the acceleration is not rescinded or annulled within 30 days after written notice as provided in the applicable indenture;

     (6) specific events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of MindSpring or any Significant Subsidiary or either of their property;

     (7) if any guarantee of a debt security by a guarantor ceases to be, or MindSpring or the guarantor asserts in writing that the guarantee is not, in full force and effect or enforceable in accordance with its terms; and

     (8) any other event of default provided with respect to a particular series of debt securities (Section 501).

     If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every case other than in the case described in clause (6) above, in which case acceleration will be automatic, the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are "original issue discount securities" or indexed securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately by written notice to MindSpring, and to the applicable trustee if given by the holders. At any time after such a declaration of acceleration has been made with respect to debt securities of such series, or of all debt securities then outstanding under any indenture, as the case may be, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, however, the holders of not less than a majority in principal amount of the outstanding debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may rescind and annul the declaration of acceleration and its consequences if:

     (1) MindSpring has deposited with the applicable trustee all required payments of the principal of, and premium, if any, and interest on the debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, plus specified fees, expenses, disbursements and advances of the applicable trustee; and

     (2) all events of default, other than the non-payment of all or a specified portion of the accelerated principal, with respect to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, have been cured or waived as provided in such indenture (Section 502).

     Waiver. Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may waive any past default with respect to that series and its consequences, except a default:

     (1) in the payment of the principal of, or premium, if any, or interest on any debt security of that series; or

     (2) in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of each affected holder of an outstanding debt security (Section 513).

     Notice. Each trustee will be required to give notice to the holders of the applicable debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived; but the trustee may withhold notice of any default (except a default in the payment of the principal of, or premium, if any, or interest on such debt securities or in the payment of any sinking fund installment in respect of the debt securities) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders (Section 601).

     Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to that indenture or for any remedy under that indenture, except in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the debt securities at their respective due dates (Section 508).

     Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture, unless the holders offer to the trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. A trustee may refuse, however, to follow any direction that is in conflict with any law or the applicable indenture that may involve the trustee in personal liability or may be unduly prejudicial to the holders of debt securities of that series not joining in the direction (Section 512).

     Within 120 days after the end of each fiscal year, MindSpring will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof (Section 1008).

MODIFICATION OF THE INDENTURES

     Except as otherwise specifically provided in the indenture, modifications and amendments of an indenture generally will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under that indenture that are affected by the modification or amendment. In any case, however, no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

     (1) change the stated maturity of the principal of, or any installment of interest (or the premium, if any) on, any debt security;

     (2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an "original issue discount security" that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

     (3) change the place of payment, or the coin or currency for payment, of principal (or premium, if any) or interest on any debt security;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

     (5) release any guarantors from their guarantees of the debt securities, or, except as contemplated in any supplemental indenture, make any change in a guarantee of a debt security that would adversely affect the interests of the holders of those debt securities;

     (6) in the case of subordinated debt securities, modify the ranking or priority of the securities;

     (7) reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with specific provisions of or certain defaults and consequences under the applicable indenture, or to reduce the quorum or voting requirements set forth in the applicable indenture; or

     (8) modify any of the foregoing provisions or any of the provisions relating to the waiver of specific past defaults or specific covenants, except to increase the required percentage to effect such action or to provide that specific other provisions may not be modified or waived without the consent of the holder of that debt security (Section 902).

     The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment will have the right to waive compliance by MindSpring with specific covenants in the indenture (Section 1010).

     Modifications and amendments of an indenture will be permitted to be made by MindSpring and the respective trustee under the indenture without the consent of any holder of debt securities for any of the following purposes:

     (1) to evidence the succession of another person to MindSpring as obligor under the indenture or to evidence the addition or release of any guarantor in accordance with the indenture or any supplemental indenture;

     (2) to add to the covenants of MindSpring for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon MindSpring in the indenture;

     (3) to add events of default for the benefit of the holders of all or any series of debt securities;

     (4) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize specific terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

     (5) to change or eliminate any provisions of an indenture, if the change or elimination becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision;

     (6)  to secure the debt securities;

     (7)  to establish the form or terms of debt securities of any series;

     (8) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

     (9)  to cure any ambiguity, defect or inconsistency in an indenture;

     (10) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that the supplement does not adversely affect the interests of the holders of the debt securities of any series in any material respect; or

     (11) to make any change that does not adversely affect the legal rights under an indenture of any holder of debt securities of any series issued under that indenture (Section 901).

     Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities:

     (1) the principal amount of an "original issue discount security" that is deemed to be outstanding will be the amount of the principal of that "original issue discount security" that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that "original issue discount security";

     (2) the principal amount of any debt security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount (or, in the case of an "original issue discount security", the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in (1) above);

     (3) the principal amount of an indexed security that is deemed outstanding will be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security under the applicable indenture; and

     (4) debt securities owned by MindSpring or any other obligor upon the debt securities or any affiliate of MindSpring or of any other obligor are to be disregarded.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Discharge. MindSpring may be permitted under the applicable indenture to discharge specific obligations to holders of any series of debt securities (1) that have not already been delivered to the applicable trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable or scheduled for redemption, by irrevocably depositing with the applicable trustee, in trust, an amount of funds sufficient to pay the principal, and premium, if any, and interest to the date of deposit, if such debt securities have become due and payable, or to the stated maturity or redemption date, as the case may be.

     Defeasance and Covenant Defeasance. Each indenture will provide that, if the provisions in that indenture relating to defeasance and covenant defeasance are made applicable to the debt securities of or within any series, MindSpring may elect either:

     (1) "defeasance," which means MindSpring elects to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1302); or

     (2) "covenant defeasance," which means MindSpring elects to be released from its obligations with respect to the debt securities under specified sections of Article Ten of the applicable indenture, which relate to covenants, as described in the applicable prospectus supplement and any omission to comply with its obligations shall not constitute an event of default with respect to such debt securities (Section 1303);

in either case upon the irrevocable deposit by MindSpring with the applicable trustee, in trust, of an amount, in such currency or currencies or U.S. "Government Obligations" as defined in Section 101 of the indentures, or both, sufficient without reinvestment to make scheduled payments of the principal of, and premium, if any, and interest on the debt securities, and any mandatory sinking fund or analogous payments.

     Such a trust will only be permitted to be established if, among other things, MindSpring has delivered to the applicable trustee an opinion of counsel, as specified in the applicable indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1304).

     In general, if MindSpring elects covenant defeasance with respect to any debt securities and payments on those debt securities are declared due and payable because of the occurrence of an event of default, the amount of money and/or Government Obligations on deposit with the applicable trustee would be sufficient to pay amounts due on those debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from such event of default. In that case, MindSpring would remain liable to make payment of the amounts due on the debt securities at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York (Section 112).

                          DESCRIPTION OF COMMON STOCK

     The following description is a general summary of the terms of the common stock which MindSpring may issue. The description below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to MindSpring's Amended and Restated Certificate of Incorporation, as amended, and Restated Bylaws, each of which will be made available upon request.

GENERAL

     Our Amended and Restated Certificate of Incorporation, as amended provides that we have authority to issue 60,000,000 shares of our common stock, par value $.01 per share. At March 5, 1999, there were 28,852,588 shares of common stock outstanding.

     Voting Rights. Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. In addition, each holder is entitled, share-for-share and without regard to class, together with the holders of all other classes of stock entitled to attend the special and annual meetings of our stockholders and to vote, except any class or series of stock having special voting rights, to cast one vote for each outstanding share of common stock held upon any matter or thing, including, without limitation, the election of one or more directors, properly considered and acted upon by the stockholders.

     Liquidation Rights. The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any dissolution, liquidation, or winding up of MindSpring, whether voluntary or involuntary, shall become entitled to participate in the distribution of any assets of MindSpring remaining after MindSpring has paid, or provided for the payment of, all of its debts and liabilities and after MindSpring has paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

     Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by our board of directors.

SOME IMPORTANT CHARTER AND STATUTORY PROVISIONS

     Our Certificate of Incorporation provides for the division of our board of directors into three classes of directors, each serving staggered, three-year terms. The Certificate of Incorporation further provides that any alteration, amendment or repeal of certain sections of the Certificate of Incorporation relating to the election and classification of the board of directors, indemnification and the vote requirements for such amendments to the Certificate of Incorporation requires the:

     (1) approval of the holders of at least two-thirds of the shares entitled to vote thereon; and

     (2)  approval of a majority of the entire board of directors.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of MindSpring.

     MindSpring is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     (1) prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     (2) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; or

     (3) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, and not by the written consent, of at least two-thirds of the outstanding voting stock, excluding the stock owned by the interested stockholder.

A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, together with affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own, 15% or more of the corporation's outstanding voting stock.

NASDAQ LISTING

     The common stock is listed on The Nasdaq Stock Market's National Market under the symbol "MSPG."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                         DESCRIPTION OF PREFERRED STOCK

     The following description is a general summary of the terms of the preferred stock which MindSpring may issue. The description below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, the applicable Certificate of Designation to our Certificate of Incorporation, determining the terms of the related series of preferred stock and our Restated Bylaws, each of which will be made available upon request.

GENERAL

     Our Certificate of Incorporation authorizes our board of directors, from time to time and without further stockholder action, to provide for the issuance of up to 1,000,000 shares of preferred stock, par value $.01 per share, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus, no shares of preferred stock are outstanding, the board of directors has not provided for the issuance of any series of preferred stock, and there are no agreements or understandings for the issuance of any preferred stock. As a result of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board of directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of MindSpring.

     You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

     (1)  the title and stated value of the preferred stock being offered;

     (2) the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

     (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

     (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered shall accumulate;

     (5) the procedures for any auction and remarketing, if any, for the preferred stock being offered;

     (6) the provisions for a sinking fund, if any, for the preferred stock being offered;

     (7) the provisions for redemption, if applicable, of the preferred stock being offered;

     (8) any listing of the preferred stock being offered on any securities exchange or market;

     (9) the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into common stock of MindSpring, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

     (10) the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable into debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

     (11) voting rights, if any, of the preferred stock being offered;

     (12) whether interests in the preferred stock being offered will be represented by depositary shares;

     (13) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

     (14) the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of MindSpring;

     (15) any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of MindSpring; and

     (16) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

RANK

     Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of MindSpring, rank:

     (1) senior to all classes or series of common stock of MindSpring and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock being offered;

     (2) on a parity with all equity securities issued by MindSpring other than those referred to in clauses (1) and (3) of this subheading; and

     (3) junior to all equity securities issued by MindSpring the terms of which specifically provide that such equity securities rank senior to the preferred stock being offered.

For purposes of this description, the term "equity securities" does not include convertible debt securities.

DISTRIBUTIONS

     Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of assets of MindSpring legally available for payment to stockholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such distribution shall be payable to holders of record as they appear on the stock transfer books of MindSpring on such record dates as shall be fixed by our board of directors. Distributions on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

REDEMPTION

     If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at the option of MindSpring, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of MindSpring, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of shares of capital stock of MindSpring ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of MindSpring, the holders of each series of preferred stock shall be entitled to receive out of assets of MindSpring legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of the remaining assets of MindSpring. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of MindSpring are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of shares of capital stock of MindSpring ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of preferred stock, the remaining assets of MindSpring shall be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of MindSpring with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of MindSpring, shall not be deemed to constitute a liquidation, dissolution or winding up of MindSpring.

VOTING RIGHTS

     Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as indicated in the applicable prospectus supplement.

     Under the Delaware General Corporation Law, holders of outstanding shares of a series of preferred stock may be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock or MindSpring's Restated Certificate if the amendment would:

     (1) increase or decrease the aggregate number of authorized shares of that series of preferred stock;

     (2)  increase or decrease the par value of that series of preferred stock;
          or

     (3) alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely,

in which case the approval of proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price or the manner of calculating the conversion price, the conversion date(s) or period(s), provisions as to whether conversion will be at the option of the holders of the preferred stock or at MindSpring's option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     MindSpring may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement among MindSpring and the "depositary" named in the Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the preferred stock by MindSpring to the depositary, MindSpring will cause the depositary to issue, on behalf of MindSpring, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from MindSpring upon request, and the statements made in this summary relating to the Deposit Agreement and the depositary receipts to be issued under the Deposit Agreement are summaries of provisions of the Deposit Agreement and the related depositary receipts. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled to that property, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with the approval of MindSpring, sell the property and distribute the net proceeds from the sale to the holders.

     No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

WITHDRAWAL OF STOCK

     Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption or converted into other securities, the holders of those depositary receipts will be entitled to delivery at the corporate trust office, to or upon the holder's order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by the depositary share as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever MindSpring redeems shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided MindSpring shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata, as nearly as may be practicable without creating fractional depositary shares, or by any other equitable method determined by MindSpring.

     From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled the redemption and surrender thereof to the depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and MindSpring will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of MindSpring, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

     The depositary shares, as such, are not convertible into common stock or any other securities or property of MindSpring. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by their holders to the depositary with written instructions to the depositary to instruct MindSpring to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of common stock, other shares of preferred stock of MindSpring or other shares of stock, and MindSpring has agreed that upon receipt of those instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by MindSpring equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the Deposit Agreement may at any time be amended by agreement between MindSpring and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least 66% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by MindSpring upon not less than 30 days prior written notice to the depositary if a majority of each series of preferred stock affected by such termination consents to such termination, whereupon the depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the depositary with respect to such depositary receipt. In addition, the Deposit Agreement will automatically terminate if:

     (1)  all outstanding depositary shares shall have been redeemed;

     (2) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of MindSpring and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

     (3) each share of the related preferred stock shall have been converted into securities of MindSpring not so represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     MindSpring will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, MindSpring will pay the fees and expenses of the depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to MindSpring notice of its election to do so, and MindSpring may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The depositary will forward to holders of depositary receipts any reports and communications from MindSpring which are received by the depositary with respect to the related preferred stock.

     Neither the depositary nor MindSpring will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of MindSpring and the depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, gross negligence or willful misconduct, and MindSpring and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. MindSpring and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and MindSpring, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from MindSpring.

                            DESCRIPTION OF WARRANTS

GENERAL

     MindSpring may issue warrants to purchase its debt securities, common stock, preferred stock, or depositary shares. MindSpring may issue warrants independently or together with any offered securities and may be attached to or separate from those offered securities. MindSpring will issue the warrants under Warrant Agreements to be entered into between MindSpring and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as an agent of MindSpring in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

     (1)  the title of the warrants;

     (2) the designation, amount and terms of the securities for which the warrants are exercisable;

     (3) the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

     (4)  the price or prices at which the warrants will be issued;

     (5)  the aggregate number of warrants;

     (6) any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

     (7) the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

     (8) if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

     (9) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

     (10) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     (11) the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

     (12) the maximum or minimum number of warrants which may be exercised at any time; and

     (13) information with respect to book-entry procedures, if any.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of warrants to purchase for cash the amount of debt securities, shares of preferred stock, shares of common stock or depositary shares at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, MindSpring will, as soon as practicable, forward the debt securities, shares of preferred stock, shares of common stock or depositary shares purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

      DESCRIPTION OF STOCK PURCHASE CONTRACTS TO PURCHASE COMMON STOCK OR
                    PREFERRED STOCK AND STOCK PURCHASE UNITS

     Unless otherwise specified in the applicable prospectus supplement, MindSpring may issue stock purchase contracts, including contracts obligating holders to purchase from MindSpring, and MindSpring to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require MindSpring to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

     The securities related to the stock purchase contracts will be pledged to a collateral agent, for the benefit of MindSpring, pursuant to a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase common stock or preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to MindSpring's security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

     Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to MindSpring or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

                       DESCRIPTION OF SUBSCRIPTION RIGHTS

GENERAL

     MindSpring may issue subscription rights to purchase debt securities, common stock, preferred stock, depositary shares or warrants to purchase debt securities, preferred stock or common stock. MindSpring may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to MindSpring's stockholders, MindSpring may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the subscription rights offering. In connection with a subscription rights offering to MindSpring's stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to MindSpring's stockholders on the record date for receiving subscription rights in the subscription rights offering set by MindSpring.

     The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

     (1)  the title of the subscription rights;

     (2)  the securities for which the subscription rights are exercisable;

     (3)  the exercise price for the subscription rights;

     (4)  the number of subscription rights issued to each stockholder;

     (5)  the extent to which the subscription rights are transferable;

     (6) if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights;

     (7) any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

     (8) the date on which the right to exercise the subscription rights shall commence, and the date on which the right shall expire;

     (9) the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

     (10) if applicable, the material terms of any standby underwriting arrangement entered into by MindSpring in connection with the subscription rights offering.

EXERCISE OF SUBSCRIPTION RIGHTS

     Each subscription right will entitle the holder of subscription rights to purchase for cash the principal amount of debt securities, shares of preferred stock, depositary shares, common stock, warrants or any combination thereof, at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

     Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, MindSpring will, as soon as practicable, forward the debt securities, shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, MindSpring may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     MindSpring may sell the offered securities:

     -  directly to purchasers,

     -  through agents,

     -  through dealers,

     -  through underwriters,

     -  directly to its stockholders, or

     -  through a combination of any of these methods of sale.

In addition, MindSpring may issue the offered securities as a dividend or distribution.

     We may effect the distribution of the offered securities from time to time in one or more transactions either:

     -  at a fixed price or prices, which may be changed,

     -  at market prices prevailing at the time of sale,

     -  at prices related to such prevailing market prices, or

     -  at negotiated prices.

     MindSpring may directly solicit offers to purchase offered securities. Agents designated by MindSpring from time to time may also solicit offers to purchase offered securities. Any agent designated by MindSpring, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by MindSpring to such agent will be set forth in the prospectus supplement.

     If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, MindSpring will sell such offered securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale.

     If an underwriter is, or underwriters are, utilized in the sale, MindSpring will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, such underwriter may be deemed to have received compensation from MindSpring in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by MindSpring to underwriters in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

     Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to MindSpring's stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to MindSpring's stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by MindSpring. If MindSpring does not enter into a standby underwriting arrangement in connection with a subscription rights offering to MindSpring's stockholders, MindSpring may elect to retain a dealer-manager to manage such a subscription rights offering for MindSpring. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by MindSpring.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with MindSpring, to indemnification by MindSpring against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, MindSpring in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, MindSpring will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any such contract will not be subject to any conditions except that:

     - the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject; and

     - if the offered securities are also being sold to underwriters, MindSpring shall have sold to such underwriters the offered securities not sold for delayed delivery.

The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for offered securities pursuant to such contracts, the commission payable for solicitation of such contracts and the date or dates in the future for delivery of offered securities pursuant to such contracts.

     Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in connection with an offering of offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

                                 LEGAL MATTERS

     The validity of the offered securities will be passed upon for MindSpring by Hogan & Hartson L.L.P., Washington, D.C., counsel to MindSpring. Hogan & Hartson L.L.P. provides legal services to ITC Holding, its affiliated companies and Campbell B. Lanier, III, Chairman and Chief Executive Officer of ITC Holding. With the consent of MindSpring, Hogan & Hartson L.L.P. has represented ITC Holding in certain transactions with MindSpring. Anthony S. Harrington, a partner of Hogan & Hartson L.L.P., beneficially owns 115,568 shares of ITC Holding common stock. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

                                    EXPERTS

     The financial statements and financial statement schedules of MindSpring as of December 31, 1997 and 1998 and for the three years ended December 31, 1998, the financial statements of Spry, Inc. as of April 30, 1997 and January 31, 1998 and for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998, and the financial statements of NETCOM On-Line Communication Services, Inc. Domestic Subscriber Operations as of December 31, 1997 and 1998, and for the three years ended December 31, 1998 that are incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               [MINDSPRING LOGO]

                              --------------------
                                   PROSPECTUS
                              --------------------

                                 MARCH   , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated fees and expenses, other than underwriting discounts and commissions, payable by MindSpring in connection with the issuance and distribution of the securities being registered:

Registration Fee............................................    $222,400
Printing and Duplicating Expenses...........................       *
Legal Fees and Expenses.....................................       *
Accounting Fees and Expenses................................       *
Miscellaneous...............................................       *
                                                                --------
  Total.....................................................    $  *
                                                                ========

---------------

*   To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Amended and Restated Certificate of Incorporation, as amended, of MindSpring contains provisions that provide that no director of MindSpring shall be liable for breach of fiduciary duty as a director except for (1) any breach of the director's duty of loyalty to MindSpring or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. MindSpring's Restated Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Under MindSpring's Restated Bylaws, MindSpring is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, MindSpring has entered into indemnity agreements with each of its directors pursuant to which MindSpring has agreed to indemnify the directors as permitted by the Delaware General Corporation Law and has obtained directors and officers liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, MindSpring has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

*  1.1    Form of Underwriting Agreement
   4.1    Form of Common Stock Certificate of the Company. (Filed as
          Exhibit 4 to registration statement on Form S-1, File No.
          333-00108, and incorporated herein by reference.)
*  4.2    Form of Senior Debt Indenture
*  4.3    Form of Subordinated Debt Indenture
*  5.1    Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
  12.1    Statement Regarding Computation of Ratios
  23.1    Consent of Arthur Andersen LLP, independent public
          accountants
* 23.2    Consent of Hogan & Hartson L.L.P. (included as part of
          Exhibit 5.1)
  24.1    Power of Attorney (included in signature page)
* 25.     Statements on Form T-1 of Eligibility of Trustees

---------------
* To be filed by amendment or by a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

        (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 10th day of March, 1999.

                                          MINDSPRING ENTERPRISES, INC.

                                                /s/ MICHAEL S. MCQUARY
                                          By:
                                          --------------------------------------

                                                     Michael S. McQuary
                                               President and Chief Operating
                                                           Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles M. Brewer, Campbell B. Lanier, III and Michael S. McQuary, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the
capacities indicated below, on this      day of March, 1999.

                 SIGNATURES                                            TITLE
                 ----------                                            -----
            /s/ CHARLES M. BREWER              Chairman, Chief Executive Officer and Director
---------------------------------------------  (Principal executive officer)
              Charles M. Brewer

           /s/ MICHAEL S. MCQUARY              President, Chief Operating Officer and Director
---------------------------------------------
             Michael S. McQuary

            /s/ JULIET M. REISING              Executive Vice President, Chief Financial Officer and
---------------------------------------------  Treasurer (Principal financial officer and principal
              Juliet M. Reising                accounting officer)

             /s/ O. GENE GABBARD               Director
---------------------------------------------
               O. Gene Gabbard

         /s/ CAMPBELL B. LANIER, III           Director
---------------------------------------------
           Campbell B. Lanier, III

          /s/ WILLIAM H. SCOTT, III            Director
---------------------------------------------
            William H. Scott, III

                               INDEX TO EXHIBITS

* 1.1    Form of Underwriting Agreement
  4.1    Form of Common Stock Certificate of the Company. (Filed as
         Exhibit 4 to registration statement on Form S-1, File No.
         333-00108, and incorporated herein by reference.)
* 4.2    Form of Senior Debt Indenture
* 4.3    Form of Subordinated Debt Indenture
* 5.1    Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
 12.1    Statement Regarding Computation of Ratios
 23.1    Consent of Arthur Andersen LLP, independent public
         accountants
*23.2    Consent of Hogan & Hartson L.L.P. (included as part of
         Exhibit 5.1)
 24.1    Power of Attorney (included in signature page)
 *25.    Statements on Form T-1 of Eligibility of Trustees

---------------

* To be filed by amendment or by a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).